Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow
Senior Executive Vice President and
Chief Financial Officer
973-305-4003

VALLEY NATIONAL BANK ACQUIRES CERTAIN DEPOSITS AND ASSETS

OF THE PARK AVENUE BANK

WAYNE, NJ – March 12, 2010 — Valley National Bancorp (NYSE:VLY) today announced that its wholly-owned subsidiary, Valley National Bank, assumed all deposits, except certain brokered deposits, and received certain assets of Manhattan-based, The Park Avenue Bank (“Park Avenue Bank”) from the Federal Deposit Insurance Corporation (“FDIC”), which was appointed the receiver for Park Avenue Bank.

Gerald H. Lipkin, Chairman, President and CEO commented that, “This is our second FDIC transaction in the past two days and we are happy to welcome Park Avenue Bank customers to Valley National Bank. We are pleased to provide a safe and secure home to the Park Avenue Bank customers and our top priority is to assure these customers that their deposits are safe and remain readily accessible to them. Valley has served the northern and central New Jersey and New York metropolitan areas for over 80 years and has a healthy balance sheet, and strong capital and liquidity positions.

Park Avenue Bank’s five locations will reopen on their normally scheduled next business day and operate as branches of Valley National Bank. The acquisition was effective immediately and depositors of Park Avenue Bank are now depositors of Valley National Bank and their deposits continue to be insured by the FDIC as they were before. Customers can continue to bank at any of the five branches, and access their money by writing checks or using their ATM or debit cards. Furthermore, checks drawn on Park Avenue Bank will continue to be processed, and loan customers can, and should, continue to make their payments as usual.

As previously announced, we also acquired Manhattan-based LibertyPointe Bank in an FDIC transaction and opened their three locations as Valley National Bank branches today. Once Valley integrates Park Avenue Bank and LibertyPointe Bank into Valley’s computer operating systems, the customers from both acquisitions will have access to Valley’s branch network currently totaling 206 locations, including 35 in the New York City metropolitan area; our Banking-by-Phone, 24/7 Customer Service Center, Online Banking and our ATM network.”

Under the terms of the agreement with the FDIC, Valley assumed approximately $450 million in deposits and $30 million in other borrowings and liabilities, and received approximately $370 million of loans which are subject to a loss-share agreement with the FDIC and cash, investment securities and other assets totaling approximately $110 million. The acquired loans mainly consist of commercial loans and loans collateralized by commercial real estate. Valley paid a 0.15 percent deposit premium on the assumed deposits.

1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

News Release

“As I mentioned regarding our previous FDIC transaction, the loss-sharing agreement entered into with the FDIC for this transaction mitigates significant credit risk that could be assumed in a more traditional bank acquisition,” adds Lipkin. “Additionally, the acquisitions of Park Avenue Bank and LibertyPointe Bank are expected to provide us with immediate earnings accretion and an opportunity to leverage our capital base while deploying some of our excess liquidity caused, in part, by the current economy and low level of interest rates.”

As part of the consideration for the Park Avenue Bank transaction, Valley issued an equity appreciation instrument to the FDIC. Under the terms of the equity appreciation instrument, the FDIC has the opportunity to obtain a cash payment with a value equal to the product of (a) a certain number of units and (b) the amount by which the average of the volume weighted average price of Valley’s common stock for five NYSE trading days immediately prior to the exercise of the equity appreciation instrument exceeds $14.372. The equity appreciation instrument is exercisable by the FDIC from March 18, 2010 through April 10, 2010. This instrument will be recorded as a liability with any subsequent changes in its estimated fair value recognized in earnings. Valley does not expect potential charges to earnings resulting from the change in this instrument’s estimated fair value to materially impact Valley’s capital position, or result, either separately or in conjunction with the asset acquisitions or liability assumptions, in the need to raise capital through future stock offerings.

Park Avenue Bank customers who have questions about today’s transaction can call the FDIC toll-free at 1-800-640-2538. The phone number will be operational this evening until 9 p.m., ET; on Saturday from 9 a.m. to 3 p.m., ET; Sunday 9 a.m. to 3 p.m., ET; and thereafter from 8 a.m. to 8 p.m., ET.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with over $14 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 206 branches in 136 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our 24/7 Customer Service Center at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,”

1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com

News Release

“view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those risk factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2009 and the following factors: our ability to successfully integrate the recently acquired LibertyPointe Bank and Park Avenue Bank branches into Valley National Bank’s existing operations; our ability to manage and retain customers and business acquired from LibertyPointe Bank and Park Avenue Bank; our ability to control expenses and generate acceptable levels of revenue at the acquired LibertyPointe Bank and Park Avenue Bank branches; adverse changes in economic conditions resulting in losses from the loan portfolios we acquired from LibertyPointe Bank and Park Avenue Bank that are not covered by our loss sharing agreement with the FDIC; and our ability to attract and retain key personnel at the acquired LibertyPointe Bank and Park Avenue Bank branches.

1455 Valley Road, Wayne, NJ 07470	phone: 973-305-3380	fax: 973-696-2044	www.valleynationalbank.com